Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266008

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 27, 2022)

PROSPECTUS

CREATD, INC.

6,000,000 Shares of Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated July 27, 2022 (the “Prospectus”) relating to the offer and sale of 6,000,000 shares of our common stock by the Selling Stockholders identified in the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and any future amendments or supplements thereto.

We are filing this prospectus supplement to amend the Prospectus because, pursuant to that certain letter agreement dated February 10, 2023 (the “Letter Agreement”), between Creatd, Inc. (the “Company”) and the respective holders of an aggregate of 537,500 warrants described in the Prospectus (the “Warrants”), who are named as Selling Stockholders in the Prospectus, the Company has agreed to amend the exercise price of the Warrants to $0.20, in exchange for the immediate exercise of the Warrants. In addition, pursuant to the Letter Agreement, the Company will issue to the Selling Stockholders party thereto, for each Warrant held by such Selling Stockholder, one new warrant to purchase one share of the Company’s common stock, issued as of February 10, 2023, exercisable immediately, for a term of 60 months, at a price of $0.77, subject to customary adjustment provisions.

Investing in our securities involves significant risks. Please see “Risk Factors” beginning on page 14 of the Prospectus and in the documents incorporated by reference into the Prospectus and in our most recent Annual Report on Form 10-K and in our most recent Quarterly Reports on Form 10-Q, and any amendments thereto, which are incorporated by reference into the Prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 10, 2023